June 13, 2022

First Trust Exchange-Traded AlphaDEX® Fund II

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re: 12b-1 Plan Extension Letter for First Trust Exchange-Traded AlphaDEX® Fund II (the “Trust”).

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be supplemented to add new Funds.

It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the “Plan”) pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund’s average daily net assets.

The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each Fund.

Very Truly Yours,

First Trust Portfolios L.P.

   /s/ James M. Dykas

James M. Dykas

Chief Financial Officer

Agreed and Acknowledged:

First Trust Exchange-Traded AlphaDEX® Fund II

   /s/ Donald P. Swade

Donald P. Swade

Treasurer, Chief Financial Officer and

Chief Accounting Officer

Exhibit A

Funds	Dates
First Trust Exchange-Traded AlphaDEX®Fund II
First Trust Developed Markets ex-US AlphaDEX® Fund	April 30, 2024
First Trust Emerging Markets AlphaDEX® Fund	April 30, 2024
First Trust Asia Pacific ex-Japan AlphaDEX® Fund	April 30, 2024
First Trust Europe AlphaDEX® Fund	April 30, 2024
First Trust Latin America AlphaDEX® Fund	April 30, 2024
First Trust Brazil AlphaDEX® Fund	April 30, 2024
First Trust China AlphaDEX® Fund	April 30, 2024
First Trust Japan AlphaDEX® Fund	April 30, 2024
First Trust Germany AlphaDEX® Fund	April 30, 2024
First Trust United Kingdom AlphaDEX® Fund	April 30, 2024
First Trust Switzerland AlphaDEX® Fund	April 30, 2024
First Trust Developed Markets ex-US Small Cap AlphaDEX® Fund	April 30, 2024
First Trust Emerging Markets Small Cap AlphaDEX® Fund	April 30, 2024
First Trust Eurozone AlphaDEX® ETF	April 30, 2024
First Trust India NIFTY 50 Equal Weight ETF	April 30, 2024